Assured Guaranty Ltd. Reports Results for Third Quarter 2021

Debt Issuances and Redemptions
•Issued $400 million of 3.6% senior notes due in 2051, in addition to the $500 million of 3.15% senior notes due in 2031 that were issued in second quarter 2021.
•Redeemed $600 million of long-term debt in third quarter 2021 with interest rates between 5.000% and 6.875%.

GAAP Highlights
•Net income attributable to Assured Guaranty Ltd. was $17 million, or $0.22 per share,(1) for third quarter 2021, including a $175 million pre-tax ($138 million after-tax) loss on debt extinguishment resulting from the voluntary early redemption of certain senior notes.
•Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $88.42 as of September 30, 2021, the highest ever reported.

Non-GAAP Highlights
•Adjusted operating income(2) was $34 million, or $0.45 per share, for third quarter 2021, including a $175 million pre-tax ($138 million after-tax) loss on debt extinguishment resulting from the voluntary early redemption of certain senior notes.
•Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share reached record highs of $82.89 and $122.50, respectively, as of September 30, 2021.

Return of Capital to Shareholders
•Third quarter 2021 capital returned to shareholders was $156 million, including the repurchase of 2.9 million shares for $140 million, and dividends of $16 million.

Insurance Segment
•Insurance segment adjusted operating income was $214 million for third quarter 2021.
•Gross written premiums (GWP) were $106 million for third quarter 2021.
•Present value of new business production (PVP)(2) was $96 million for third quarter 2021.

Asset Management Segment
•Asset Management segment adjusted operating loss was $7 million for third quarter 2021.
•Gross inflows were $916 million for third quarter 2021.

Hamilton, Bermuda, November 4, 2021 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended September 30, 2021 (third quarter 2021).

“The trend toward greater use of bond insurance continued in the third quarter, pushing insurance penetration of the municipal bond market to the highest levels in a decade for both a third quarter and any nine-month period,” said President and CEO Dominic Frederico. “Assured Guaranty continued to lead the municipal bond insurance industry with a third-quarter market share of almost two-thirds of primary-market insured par sold.

“Global public finance production combined with solid structured finance results to produce $96 million of PVP, a very strong result for a third quarter that, in the last decade, is second only to the third quarter of 2020. At quarter-end, all of our per-share measures of shareholder value stood at new highs.”

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

Regarding corporate capital structure, he added: “In August, following our successful May issuance of $500 million of 3.15% 10-year senior debt, we issued $400 million of 3.6% 30-year senior notes. Part of the combined proceeds were used to redeem $600 million of higher coupon outstanding debt at significant debt service savings.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	September 30,
	2021	2020

GAAP
Net income (loss) attributable to AGL	$17	$86
Net income (loss) attributable to AGL per diluted share	$0.22	$1.02
Weighted average diluted shares	73.6	83.8
Non-GAAP
Adjusted operating income (loss) (1)	$34	$48
Adjusted operating income per diluted share(1)	$0.45	$0.58
Weighted average diluted shares	73.6	83.8

Components of total adjusted operating income
Insurance segment	$214	$81
Asset Management segment	(7)	(12)
Corporate division	(169)	(18)
Other	(4)	(3)
Adjusted operating income (loss)	$34	$48

	As of
	September 30, 2021		December 31, 2020
	Amount	Per Share	Amount	Per Share

Shareholders' equity attributable to AGL	$6,300	$88.42	$6,643	$85.66
Adjusted operating shareholders’ equity (1)	5,906	82.89	6,087	78.49
ABV (1)	8,727	122.50	8,908	114.87

Common Shares Outstanding	71.2		77.5
________________________________________________
(1)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

As of September 30, 2021, on a per share basis, shareholders' equity attributable to AGL, adjusted operating shareholders’ equity and ABV all reached record highs primarily due to the accretive effect of the share repurchase program. See “Common Share Repurchases” on page 11. Shareholders' equity attributable to AGL, adjusted operating shareholders' equity and ABV declined from December 31, 2020 and June 30, 2021, mainly due to share repurchases and dividends. In the case of ABV, the decrease due to repurchases and dividends was partially offset by net written premiums and favorable loss development.

Insurance Segment

The Insurance segment primarily consists of the Company's insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets. The Insurance segment is presented without giving effect to the consolidation of financial guaranty variable interest entities (FG VIEs); instead, the Insurance segment includes premiums and losses of the financial guaranty insurance policies associated with the FG VIEs' debt. In the case of consolidated investment vehicles (CIVs), which are primarily funds and collateralized loan obligations (CLOs) managed by Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM), the Insurance segment includes the insurance subsidiaries' share of earnings from investments in funds managed by AssuredIM (AssuredIM Funds).

Insurance Results
(in millions)

	Quarter Ended
	September 30,
	2021	2020
Revenues
Net earned premiums and credit derivative revenues	$114	$113
Net investment income	69	75
Other income (loss)	7	1
Total revenues	190	189

Expenses
Loss expense (benefit)	(78)	76
Amortization of deferred acquisition costs (DAC)	3	4
Employee compensation and benefit expenses	35	35
Other operating expenses	18	19
Total expenses	(22)	134
Equity in earnings of investees	33	20
Adjusted operating income (loss) before income taxes	245	75
Less: Provision (benefit) for income taxes	31	(6)
Adjusted operating income (loss)	$214	$81

Insurance adjusted operating income increased 164% to $214 million in third quarter 2021, from $81 million in the three-month period ended September 30, 2020 (third quarter 2020). The increase was mainly attributable to a benefit in loss expense of $78 million in third quarter 2021, primarily consisting of a $58 million benefit in U.S. residential mortgage-backed securities (RMBS) transactions and a $23 million benefit in public finance, compared with loss expense of $76 million in third quarter 2020 that was primarily attributable to certain Puerto Rico exposures.

Total income generated by the investment portfolio, and net earned premiums and credit derivative revenues were also higher in third quarter 2021 compared with third quarter 2020, as shown below.

Income from the Investment Portfolio

The components of income from the investment portfolio are presented in the table below.
Income from Investment Portfolio
(in millions)

	Quarter Ended
	September 30,
	2021	2020
Net investment income	$69	$75
Equity in earnings of investees:
AssuredIM Funds	23	13
Other alternative investments	10	7
Total	$102	$95

The total income from the investment portfolio increased due to earnings from alternative investments including investments in AssuredIM Funds, partially offset by lower net investment income on the portfolio of loss mitigation securities mainly due to lower average balances.

Equity in earnings of AssuredIM Funds in third quarter 2021 increased to $23 million, from $13 million in third quarter 2020 mainly due to an overall increase in the net asset value (NAV) of the AssuredIM healthcare and CLO funds. In addition, other alternative investments generated gains of $10 million in third quarter 2021 compared with $7 million in third quarter 2020.

The Insurance segment is authorized to invest up to $750 million in AssuredIM Funds. As of September 30, 2021, the Insurance segment had total commitments to AssuredIM Funds of $659 million, of which $380 million represented net invested capital and $279 million was undrawn. The Insurance segment's interest in AssuredIM Funds was valued at $465 million as of September 30, 2021.

In the Insurance segment, investments in AssuredIM Funds are recorded at NAV, with the change in NAV reported in “equity in earnings of investees.” The AssuredIM Funds include healthcare, CLOs, municipal bond and asset-based funds. Equity in earnings of investees also includes the Company's proportionate interests in other alternative investments. To the extent additional fixed-maturity securities are shifted to AssuredIM Funds and other alternative investments, income will also shift from net investment income to equity in earnings of investees.

Net Earned Premiums and Credit Derivative Revenues

The components of scheduled net earned premiums and credit derivative revenues are presented in the table below.

Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	September 30,
	2021	2020
Scheduled net earned premiums and credit derivative revenues	$99	$95
Accelerations	15	18
Total	$114	$113

Economic Loss Development

The net economic development was a benefit of $94 million in third quarter 2021, primarily consisting of a $65 million benefit on U.S. RMBS, and a $31 million benefit related to public finance transactions, mainly related to the refinement of certain terms in the Puerto Rico support agreements. The U.S. RMBS benefit was primarily attributable to higher projected recoveries on charged-off second lien loans, and the implementation of a recovery assumption on certain deferred principal balances in first lien loans. In third quarter 2021, the Company also refined several other U.S. RMBS assumptions based on observed trends, including a change to include remaining COVID forbearance loans in the relevant delinquency categories rather than applying a separate liquidation rate assumption to these loans. Changes in discount rates did not have a material effect on economic loss development in third quarter 2021.

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of June 30, 2021	Economic Loss (Benefit) Development	Losses (Paid) Recovered	Net Expected Loss to be Paid (Recovered) as of September 30, 2021

Public finance	$243	$(31)	$(202)	$10
U.S. RMBS	178	(65)	29	142
Other structured finance	45	2	—	47
Total	$466	$(94)	$(173)	$199
________________________________________________
(1)    Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP).

New Business Production

GWP relates to both financial guaranty and specialty insurance and reinsurance contracts. Financial guaranty insurance and reinsurance GWP includes: (1) amounts collected upfront on new business written, (2) the present value of future contractual or expected premiums on new business written (discounted at risk free rates), and (3) the effects of changes in the estimated lives of certain transactions in the in-force book of business. Specialty insurance and reinsurance GWP is recorded as premiums are due. Credit derivatives are accounted for at fair value and therefore are not included in GWP.

The non-GAAP measure PVP includes upfront premiums and the present value of expected future installments on new business at the time of issuance (discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year), for all contracts whether in insurance or credit derivative form. See “Explanation of Non-GAAP Financial Measures” at the end of this press release.

New Business Production
(in millions)

	Quarter Ended September 30,
	2021			2020
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$52	$55	$7,703	$93	$93	$6,932
Public finance - non-U.S.	21	17	156	28	24	500
Structured finance - U.S.	29	21	436	1	—	—
Structured finance - non-U.S.	4	3	266	(1)	—	—
Total (2)	$106	$96	$8,561	$121	$117	$7,432
________________________________________________
(1)    PVP and Gross Par Written in the table above are based on “close date,” when the transaction settles. Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(2)    While PVP includes the present value of only the premiums the Company estimates it will receive over the expected term of the transaction, under GAAP the Company is required, for certain transactions, to include contractual premiums through the date of legal maturity in GWP.

Direct U.S. public finance GWP and PVP were $41 million and $44 million, respectively, compared with $93 million in direct GWP and PVP in third quarter 2020. In third quarter 2021, pricing returned to pre-pandemic levels, after the COVID-19 pandemic resulted in increased pricing spreads and an increase in demand for insurance in second and third quarter 2020, particularly in the healthcare and private higher education sectors, where the Company insured several large transactions. The Company's direct par written represented 64% of the total U.S. municipal market insured issuance in third quarter 2021, consistent with third quarter 2020, and the Company’s penetration of all municipal issuance increased to 5.43% in third quarter 2021 from 5.21% in third quarter 2020.

The Company also assumed U.S. public finance transactions with $833 million in par outstanding in third quarter 2021, which generated GWP and PVP of $11 million. The average rating of U.S. public finance (direct and assumed) par written in third quarter 2021 was A-.

In third quarter 2021, non-U.S. public finance GWP and PVP were primarily attributable to a large United Kingdom (U.K.) university housing transaction. Third quarter 2021 structured finance GWP and PVP were primarily attributable to a large insurance securitization transaction.

Asset Management Segment

The Asset Management segment consists of AssuredIM, which provides asset management services to third party investors as well as to the Insurance segment.

Asset Management Results
(in millions)

	Quarter Ended
	September 30,
	2021	2020
Revenues
Management fees:
CLOs (1)	$12	$5
Opportunity funds and liquid strategies	4	2
Wind-down funds	1	5
Total management fees	17	12
Other income	2	2
Total revenues	19	14

Expenses
Employee compensation and benefit expenses	19	19
Amortization of intangible assets	3	3
Other operating expenses	7	7
Total expenses	29	29
Adjusted operating income (loss) before income taxes	(10)	(15)
Less: Provision (benefit) for income taxes	(3)	(3)
Adjusted operating income (loss)	$(7)	$(12)
________________________________________________
(1) CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.

Management fees in third quarter 2021 increased to $17 million, from $12 million in third quarter 2020, primarily due to an increase in CLO fees as a result of (i) higher fee-earning CLO assets under management (AUM) due to the sale to third parties of CLO equity from legacy funds and the issuance of new CLOs, and (ii) the deferral of CLO fees in the third quarter of 2020 that did not recur in the third quarter 2021. CLO fee-earning AUM was $14.1 billion, or 96%, of total CLO AUM as of September 30, 2021, compared with $8.0 billion, or 60%, of total CLO AUM as of September 30, 2020.

As of September 30, 2021, substantially all of the CLO equity held by legacy funds has been sold to third parties, which ends the fee rebates made back to these funds. In addition, the COVID-19 pandemic and downgrades in loan markets had triggered over-collateralization provisions in CLOs in the second and third quarters of 2020, resulting in the deferral of CLO management fees. As of September 30, 2021, there were no CLOs triggering over-collateralization provisions.

Fees from opportunity funds increased as AUM increased to $1.6 billion as of September 30, 2021 from $1.0 billion as of September 30, 2020. Fees from the wind-down funds decreased as distributions to investors continued. As of September 30, 2021, AUM of the wind-down funds was $0.8 billion, compared with $2.3 billion as of September 30, 2020.

Roll Forward of
Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
AUM, June 30, 2021	$14,562	$1,463	$388	$1,179	$17,592

Inflows-third party	598	245	—	—	843
Inflows-intercompany	57	16	—	—	73
Outflows:
Redemptions	—	—	—	—	—
Distributions (1)	(424)	(170)	—	(364)	(958)
Total outflows	(424)	(170)	—	(364)	(958)
Net flows	231	91	—	(364)	(42)
Change in value	(47)	80	—	(6)	27
AUM, September 30, 2021	$14,746	$1,634	$388	$809	$17,577
_______________________________________________
(1)    Distributions from opportunity funds include $107 million related to the AssuredIM Funds created prior to the acquisition of BlueMountain Capital Management, LLC.

Components of
Assets Under Management (1)
(in millions)

	As of
	September 30, 2021	June 30, 2021

Funded AUM	$16,861	$16,984
Unfunded AUM	716	608

Fee-earning AUM (2)	$16,268	$16,303
Non-fee earning AUM	1,309	1,289

Intercompany AUM
Funded AUM (3)	$1,037	$1,003
Unfunded AUM	278	221
_______________________________________________
(1)    Please see “Definitions” at the end of this press release.
(2) As of September 30, 2020, fee-earning AUM was $11.3 billion, consisting of $8.0 billion in CLOs, $1.2 billion in opportunity funds and liquid strategies, and $2.1 billion in wind-down funds.
(3) Includes assets managed by AssuredIM under an Investment Management Agreement with its insurance affiliates of $572 million in investment-grade CLO and liquid municipal strategies as of September 30, 2021 and of $570 million in investment-grade CLO and liquid municipal strategies as of June 30, 2021.

Corporate Division

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. (AGUS) and Assured Guaranty Municipal Holdings Inc. (AGMH), as well as other operating expenses attributed to holding company activities such as Board of Directors’ expenses.

Corporate Results
(in millions)

	Quarter Ended
	September 30,
	2021	2020

Revenues	$1	$12

Expenses
Interest expense	25	24
Loss on extinguishment of debt	175	—
Employee compensation and benefit expenses	5	3
Other operating expenses	6	5
Total expenses	211	32
Equity in earnings of investees	1	—
Adjusted operating income (loss) before income taxes	(209)	(20)
Less: Provision (benefit) for income taxes	(40)	(2)
Adjusted operating income (loss)	$(169)	$(18)

Debt Issuance and Redemptions

In 2021 AGUS issued the following new debt: (1) $500 million of 3.15% Senior Notes due in 2031 were issued in May, and (2) $400 million of 3.6% Senior Notes due in 2051 were issued in August.

On July 9, 2021, a portion of the proceeds from the issuance of the 3.15% Senior Notes was used to redeem $200 million of AGMH debt as follows: all $100 million of AGMH's 6 7/8% Quarterly Interest Bonds due in 2101, and $100 million of the $230 million of AGMH's 6.25% Notes due in 2102.

On September 27, 2021, all of the proceeds from the issuance of the 3.6% Senior Notes were used to redeem $400 million of AGMH and AGUS debt as follows: all $100 million of AGMH's 5.60% Notes due in 2103, the remaining $130 million of AGMH 6.25% Notes due in 2102, and $170 million of the $500 million of AGUS 5% Senior Notes due in 2024.

In third quarter 2021, as a result of these redemptions, the Company recognized a loss on extinguishment of debt of approximately $175 million on a pre-tax basis ($138 million after-tax) which represents the difference between the amount paid to redeem the debt and the carrying value of the debt. The loss on extinguishment of debt primarily consists of a $156 million acceleration of unamortized fair value adjustments that were originally recorded upon the acquisition of AGMH in 2009, and a $19 million make-whole payment associated with the redemption of $170 million of AGUS 5% Senior Notes. The unamortized fair value adjustments of $156 million that were included in the loss on extinguishment of debt represent a non-cash expense that, had the corresponding debt obligations not been redeemed, would have been recognized as interest expense over the remaining 80+ year terms of those obligations.

Other Items

Other items primarily consist of intersegment eliminations, reclassifications of the reimbursement of fund expenses to revenue, and consolidation adjustments, including the effect of consolidating FG VIEs and AssuredIM investment vehicles. The majority of the economic effect of the Company's interest in consolidated AssuredIM Funds, as well as the premiums, investment income and losses associated with consolidated FG VIEs, are presented in the Insurance segment. On a consolidated basis, the ownership interests of the consolidated AssuredIM Funds to which it has no economic rights are reflected as either redeemable or nonredeemable noncontrolling interests in the Company's condensed consolidated financial statements.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income.

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	September 30,
	2021		2020
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$17	$0.22	$86	$1.02
Less pre-tax adjustments:
Realized gains (losses) on investments	3	0.04	13	0.16
Non-credit-impairment unrealized fair value gains (losses) on credit derivatives	9	0.12	(3)	(0.03)
Fair value gains (losses) on committed capital securities (CCS)	(3)	(0.05)	(10)	(0.13)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	(27)	(0.36)	40	0.48
Total pre-tax adjustments	(18)	(0.25)	40	0.48
Less tax effect on pre-tax adjustments	1	0.02	(2)	(0.04)
Adjusted operating income (loss)	$34	$0.45	$48	$0.58
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(1)    Foreign exchange gains (losses) in both periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate of the pound sterling and euro relative to the U.S. dollar.

Non-credit impairment unrealized fair value gains on credit derivatives in third quarter 2021 were mainly attributable to the termination of several credit default swap policies, including several trust preferred securities transactions and one RMBS transaction. In third quarter 2020, non-credit impairment unrealized fair value losses on credit derivatives were generated primarily as a result of the tightening of AGC spreads, partially offset by price improvements of the underlying collateral. Except for underlying credit impairment, which is recognized as loss expense in the Insurance segment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2021 (January 1 - March 31)	$77	2.0	$38.83
2021 (April 1 - June 30)	88	1.9	46.63
2021 (July 1 - September 30)	140	2.9	47.76
2021 (October 1 - November 4)	77	1.5	51.90
Total 2021	$382	8.3	46.11

From 2013 through November 4, 2021, the Company repurchased a total of 129.8 million common shares at an average price of $31.16, representing approximately 67% of the total shares outstanding at the beginning of the repurchase program in 2013. As of November 4, 2021, the Company was authorized to purchase $220 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors, some of which factors may be impacted by the direct and indirect consequences of the course and duration of the COVID-19 pandemic and evolving governmental and private responses to the pandemic. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	September 30,
	2021	2020
Revenues
Net earned premiums	$102	$107
Net investment income	66	71
Asset management fees	20	17
Net realized investment gains (losses)	3	13
Fair value gains (losses) on credit derivatives	21	(3)
Fair value gains (losses) on CCS	(3)	(10)
Fair value gains (losses) on FG VIEs	5	—
Fair value gains (losses) on CIVs	16	18
Foreign exchange gain (loss) on remeasurement	(27)	40
Other income (loss)	9	15
Total revenues	212	268
Expenses
Loss and LAE	(68)	73
Interest expense	23	21
Loss on extinguishment of debt	175	—
Amortization of DAC	3	4
Employee compensation and benefit expenses	59	57
Other operating expenses	38	41
Total expenses	230	196
Income (loss) before income taxes and equity in earnings of investees	(18)	72
Equity in earnings of investees	23	7
Income (loss) before income taxes	5	79
Less: Provision (benefit) for income taxes	(15)	(10)
Net income (loss)	20	89
Less: Noncontrolling interests	3	3
Net income (loss) attributable to AGL	$17	$86

Results by Segment
(in millions)

	Three Months Ended September 30, 2021
	Insurance	Asset Management	Corporate	Other	Total

Revenues
Net earned premiums and credit derivative revenues	$114	$—	$—	$(1)	$113
Net investment income	69	—	1	(4)	66
Asset management fees	—	17	—	3	20
Fair value gains (losses) on FG VIEs	—	—	—	5	5
Fair value gains (losses) on CIVs	—	—	—	16	16
Other income (loss)	7	2	—	(1)	8
Total revenues	190	19	1	18	228

Expenses
Loss expense (benefit)	(78)	—	—	8	(70)
Interest expense	—	—	25	(2)	23
Loss on extinguishment of debt	—	—	175	—	175
Amortization of DAC and intangible assets	3	3	—	—	6
Employee compensation and benefit expenses	35	19	5	—	59
Other operating expenses	18	7	6	4	35
Total expenses	(22)	29	211	10	228
Equity in earnings of investees	33	—	1	(11)	23
Adjusted operating income (loss) before income taxes	245	(10)	(209)	(3)	23
Less: Provision (benefit) for income taxes	31	(3)	(40)	(2)	(14)
Less: Noncontrolling interests	—	—	—	3	3
Adjusted operating income (loss)	$214	$(7)	$(169)	$(4)	$34

Results by Segment (continued)
(in millions)

	Three Months Ended September 30, 2020
	Insurance	Asset Management	Corporate	Other	Total

Revenues
Net earned premiums and credit derivative revenues	$113	$—	$—	$(2)	$111
Net investment income	75	—	—	(4)	71
Asset management fees	—	12	—	5	17
Fair value gains (losses) on CIVs	—	—	—	18	18
Other income (loss)	1	2	12	—	15
Total revenues	189	14	12	17	232

Expenses
Loss expense (benefit)	76	—	—	1	77
Interest expense	—	—	24	(3)	21
Amortization of DAC and intangible assets	4	3	—	—	7
Employee compensation and benefit expenses	35	19	3	—	57
Other operating expenses	19	7	5	7	38
Total expenses	134	29	32	5	200
Equity in earnings of investees	20	—	—	(13)	7
Adjusted operating income (loss) before income taxes	75	(15)	(20)	(1)	39
Less: Provision (benefit) for income taxes	(6)	(3)	(2)	(1)	(12)
Less: Noncontrolling interests	—	—	—	3	3
Adjusted operating income (loss)	$81	$(12)	$(18)	$(3)	$48

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	September 30, 2021	December 31, 2020
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$8,663	$8,773
Short-term investments, at fair value	694	851
Other invested assets	260	214
Total investments	9,617	9,838
Cash	101	162
Premiums receivable, net of commissions payable	1,378	1,372
DAC	129	119
Salvage and subrogation recoverable	1,148	991
FG VIEs' assets, at fair value	271	296
Assets of CIVs	4,371	1,913
Goodwill and other intangible assets	178	203
Other assets	421	440
Total assets	$17,614	$15,334

Liabilities
Unearned premium reserve	$3,716	$3,735
Loss and LAE reserve	981	1,088
Long-term debt	1,671	1,224
Credit derivative liabilities, at fair value	137	103
FG VIEs' liabilities with recourse, at fair value	281	316
FG VIEs' liabilities without recourse, at fair value	20	17
Liabilities of CIVs	3,886	1,590
Other liabilities	526	556
Total liabilities	11,218	8,629

Redeemable noncontrolling interests	21	21

Shareholders' equity
Common shares	1	1
Retained earnings	5,924	6,143
Accumulated other comprehensive income	374	498
Deferred equity compensation	1	1
Total shareholders' equity attributable to AGL	6,300	6,643
Nonredeemable noncontrolling interests	75	41
Total shareholders' equity	6,375	6,684
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$17,614	$15,334

Explanation of Non-GAAP Financial Measures

The Company discloses both (a) financial measures determined in accordance with GAAP and (b) financial measures not determined in accordance with GAAP (non-GAAP financial measures).

Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate VIEs where it is deemed to be the primary beneficiary which include:

•FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•CIVs in which certain subsidiaries invest and which are managed by AssuredIM.

The Company provides the effect of VIE consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

Management and the Board of Directors use non-GAAP financial measures further adjusted to remove the effect of VIE consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The core financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of VIE consolidation, (2) adjusted operating shareholders' equity, further adjusted to remove the effect of VIE consolidation, (3) growth in adjusted book value per share, further adjusted to remove the effect of VIE consolidation, and (4) PVP.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of VIE consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders' equity, further adjusted to remove the effect of VIE consolidation to evaluate the Company’s capital adequacy.

Adjusted operating income, further adjusted for the effect of VIE consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for VIE consolidation, to measure the intrinsic value of the Company, excluding franchise value. Growth in adjusted book value per share, further adjusted for VIE consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity attributable to AGL to
Adjusted Operating Shareholders' Equity and ABV
(in millions, except per share amounts)

	As of
	September 30, 2021		December 31, 2020
	Total	Per Share	Total	Per Share

Shareholders' equity attributable to AGL	$6,300	$88.42	$6,643	$85.66
Less pre-tax adjustments:
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(32)	(0.44)	9	0.12
Fair value gains (losses) on CCS	24	0.33	52	0.66
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	492	6.90	611	7.89
Less taxes	(90)	(1.26)	(116)	(1.50)
Adjusted operating shareholders' equity	5,906	82.89	6,087	78.49
Pre-tax adjustments:
Less: DAC	129	1.81	119	1.54
Plus: Net present value of estimated net future revenue	164	2.30	182	2.35
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,383	47.49	3,355	43.27
Plus taxes	(597)	(8.37)	(597)	(7.70)
ABV	$8,727	$122.50	$8,908	$114.87

Gain (loss) related to VIE consolidation included in adjusted operating shareholders' equity	$—	$—	$2	$0.03
Gain (loss) related to VIE consolidation included in adjusted book value	$(9)	$(0.12)	$(8)	$(0.10)

Shares outstanding at the end of the period	71.2		77.5

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of the present value of estimated net future revenue for contracts other than financial guaranty insurance contracts (such as specialty insurance and reinsurance contracts and credit derivatives). This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premium on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), whether in insurance or credit derivative contract form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended
	September 30, 2021
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$52	$21	$29	$4	$106
Less: Installment GWP and other GAAP adjustments(1)	(1)	22	27	4	52
Upfront GWP	53	(1)	2	—	54
Plus: Installment premium PVP	2	18	19	3	42
PVP	$55	$17	$21	$3	$96

	Quarter Ended
	September 30, 2020
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$93	$28	$1	$(1)	$121
Less: Installment GWP and other GAAP adjustments(1)	—	28	1	(1)	28
Upfront GWP	93	—	—	—	93
Plus: Installment premium PVP	—	24	—	—	24
PVP	$93	$24	$—	$—	$117
________________________________________________
(1)    Includes present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions, and other GAAP adjustments.

Definitions

The Company uses AUM as a metric to measure progress in its Asset Management segment. Management fee revenue is based on a variety of factors and is not perfectly correlated with AUM. However, the Company believes that AUM is a useful metric for assessing the relative size and scope of our asset management business. The Company uses measures of its AUM in its decision making process and intends to use a measure of change in AUM in its calculation of certain components of management compensation. Investors also use AUM to evaluate companies that participate in the asset management business. AUM refers to the assets managed, advised or serviced by the Asset Management segment and equals the sum of the following:

•the amount of aggregate collateral balance and principal cash of AssuredIM’s CLOs, including CLO equity that may be held by AssuredIM Funds. This also includes CLO assets managed by BlueMountain Fuji Management, LLC (BM Fuji), which was sold to a third party in the second quarter of 2021. AssuredIM is not the investment manager of BM Fuji-advised CLOs, but following the sale, AssuredIM sub-advises and continues to provide personnel and other services to BM Fuji associated with the management of BM Fuji-advised CLOs pursuant to a sub-advisory agreement and a personnel and services agreement, consistent with past practices, and

•the net asset value of all funds and accounts other than CLOs, plus any unfunded commitments. Changes in NAV attributable to movements in fund value of certain private equity funds are reported on a quarter lag.

The Company’s calculation of AUM may differ from the calculation employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. The calculation also differs from the manner in which AssuredIM affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.

    The Company also uses several other measurements of AUM to understand and measure its AUM in more detail and for various purposes, including its relative position in the market and its income and income potential:

“Third-party AUM” refers to the assets AssuredIM manages or advises on behalf of third-party investors. This includes current and former employee investments in AssuredIM Funds. For CLOs, this also includes CLO equity that may be held by AssuredIM Funds.

“Intercompany AUM” refers to the assets AssuredIM manages or advises on behalf of the Company. This includes investments from affiliates of Assured Guaranty along with general partners’ investments of AssuredIM (or its affiliates) into the AssuredIM Funds.

“Funded AUM” refers to assets that have been deployed or invested into the funds or CLOs.

“Unfunded AUM” refers to unfunded capital commitments from closed-end funds and CLO warehouse funds.

“Fee-earning AUM” refers to assets where AssuredIM collects fees and has elected not to waive or rebate fees to investors.

“Non-fee earning AUM” refers to assets where AssuredIM does not collect fees or has elected to waive or rebate fees to investors. AssuredIM reserves the right to waive some or all fees for certain investors, including investors affiliated with AssuredIM and/or the Company. Further, to the extent that the Company’s wind-down and/or opportunity funds are invested in AssuredIM managed CLOs, AssuredIM may rebate any management fees and/or performance compensation earned from the CLOs to the extent such fees are attributable to the wind-down and opportunity funds’ holdings of CLOs also managed by AssuredIM.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, November 5, 2021. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through February 3, 2022. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10161524. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's September 30, 2021 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “September 30, 2021 Equity Investor Presentation”.

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 3Q 2021,” which lists the U.S. public finance new issues insured by the Company in third quarter 2021, and

•“Structured Finance Transactions at September 30, 2021,” which lists the Company's structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company's separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets and also provides asset management services. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of ABV, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by the development, course and duration of the COVID-19 pandemic and the governmental and private actions taken in response, the effectiveness, acceptance and distribution of COVID-19 vaccines, and the global consequences of the pandemic and such actions, including their impact on the factors listed below; changes in the world’s credit markets, segments thereof, interest rates, credit spreads or general economic conditions; developments in the world’s financial and capital markets that adversely affect insured obligors’ repayment rates, Assured Guaranty’s insurance loss or recovery experience, investments of Assured Guaranty or assets it manages; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; the loss of investors in Assured Guaranty's asset management strategies or the failure to attract new investors to Assured Guaranty's asset management business; the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; insured losses in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including as a result of the failure to resolve Assured Guaranty's Puerto Rico exposure in a manner substantially consistent with the support agreements signed to date; increased competition, including from new entrants into the financial guaranty industry; poor performance of Assured Guaranty's asset management strategies compared to the performance of the asset management strategies of Assured Guaranty's competitors; the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity or to unanticipated consequences; the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its contracts written in credit default swap form, and VIEs as well as on the mark-to-market of assets Assured Guaranty manages; rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the failure of Assured Guaranty to successfully integrate the business of BlueMountain Capital Management, LLC (BlueMountain, now known as Assured Investment Management LLC) and its associated entities; the possibility that acquisitions made by Assured Guaranty, including its acquisition of BlueMountain, do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes or pandemics; other risk factors identified in AGL’s filings with the SEC; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of November 4, 2021, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com